Exhibit 99

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley President and CEO
Tim Cassels Vice President and CFO
(509) 467-6993

NEWS RELEASE

AMERICANWEST ANNOUNCES RECORD THIRD QUARTER EARNINGS

SPOKANE, WA – October 23, 2003 – AmericanWest Bancorporation (NASDAQ:AWBC) today announced that net income for the third quarter of 2003 increased to $3.7 million or $.39 per diluted share in comparison to $3.0 million or $.34 per diluted share as reported for the third quarter of 2002. For the first nine months of this year, net income was $10.5 million, or $1.11 per diluted share, compared to $8.0 million, or $.90 per diluted share for the same period last year. Per share figures for 2002 have been adjusted for a 10% stock dividend issued February 14, 2003.

“We have now completed a full year of operation since acquiring Latah Bancorporation and its subsidiary, Bank of Latah, on July 31, 2002. We are very pleased with the successful integration into AmericanWest Bank and recognize their continued contributions to the Company’s overall performance,” said President and Chief Executive Officer, Wes Colley.

Total assets at September 30, 2003 increased to $994.3 million from $916.8 million at December 31, 2002 and from $899.0 million at September 30, 2002. Loans rose to $830.2 million from $764.9 million and $752.5 million at December 31, 2002 and September 30, 2002, respectively. Deposits increased to $874.6 million from $766.3 million at year-end 2002 and $759.4 million at the end of the third quarter in 2002. Borrowings at September 30, 2003 decreased to $20.0 million from $63.7 million at December 31, 2002 and $55.5 million at September 30, 2002.

“Our new facilities in the Spokane, Lewiston and Tri-Cities markets are really beginning to hit stride and add profitable growth to our balance sheet,” said Colley, “We will continue to seek expansion opportunities that provide excellent growth and profitability.”

Net interest income of $14.6 million for the third quarter of 2003 increased from $12.0 million in net interest income reported for the third quarter of 2002. Similarly, net interest income for the nine months ending September 30, 2003 increased to $41.5 million from $31.3 million for the same period last year. The increase in net interest income was due to the increase in earning assets related to the acquisition of Latah Bancorporation, internal growth, and a lower cost of funds. The net interest margin for the first nine months of 2003 increased to 6.43% from 6.11% one year ago. The increase is due to a decrease in the cost of funds, which was offset by a decrease in earning asset yields.

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AWBC – 3Q2003 Earnings

October 23, 2003

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Noninterest income increased to $1.6 million for the third quarter of 2003, compared to $1.5 million for the same period last year. Noninterest income for the first nine months of 2003 was $4.7 million, compared to $3.8 million one year ago. These increases are primarily attributed to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, along with increased service fees.

Noninterest expense increased to $9.0 million in the third quarter of 2003 and $26.5 million for the first nine months of 2003 from $7.3 million and $19.5 million in the same period last year, respectively. This increase was primarily due to the acquisition of Latah Bancorporation and its subsidiary, Bank of Latah, in the third quarter of 2002 and increased incentive compensation.

AWBC’s efficiency ratio increased to 57.28% for 2003 compared to 55.60% for the same period in 2002. “We are committed to the improvement of the Company’s overall productivity and efficiency,” said Colley.

For the first nine months of 2003, AWBC’s return on average assets was 1.51% annualized and the return on average equity was 16.29% annualized, compared to 1.47% annualized and 13.64% annualized for the same period one year ago.

Total nonperforming assets increased to $22.5 million at September 30, 2003 compared to $21.4 million at December 31, 2002 and from $21.8 million at September 30, 2002. As a percentage of assets, nonperforming assets decreased to 2.27% of total assets as of September 30, 2003 from 2.34% at the end of 2002 and 2.43% a year ago. The allowance for loan losses was $11.8 million – equal to 1.41% of total loans at September 30, 2003 compared to 1.33% at December 31, 2002 and 1.20% at September 30, 2002. Other Real Estate Owned and Other Foreclosed Assets increased to $8.7 million from $7.9 million at December 31, 2002 and from $8.4 million a year ago.

Shareholders’ equity rose to $92.3 million, equal to book value of $10.08 per share. Tangible book value was $8.44 per share. During the third quarter no shares were repurchased under the Company’s stock repurchase plan. Approximately 62,960 shares have been repurchased in 2003.

AmericanWest Bancorporation is a community bank holding company with a single community bank subsidiary, AmericanWest Bank, which operates 47 branch offices – 40 in Central and Eastern Washington and 7 in Northern Idaho.

Statements concerning future performance, developments or events, and any other guidance on future periods constitute forward-looking statements subject to a number of risks and uncertainties. These include efficiency improvements, increased loan loss reserve, loan and savings product demand, changes in the banking regulatory environment, the effect of changing economic conditions throughout the U.S., as well as Eastern and Central Washington and Northern Idaho, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

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AWBC – 3Q2003 Earnings

October 23, 2003

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FINANCIAL HIGHLIGHTS
(unaudited) ($ in thousands except per share)
	Third Quarter Ended September 30,		Year-To-Date September 30,
	2003	2002	2003	2002
Interest Income	$18,166	$15,964	$52,533	$42,290
Interest Expense	$3,561	$3,999	$11,017	$10,948
Net Interest Income	$14,605	$11,965	$41,516	$31,342
Provision for Loan Losses	$1,597	$1,738	$3,583	$3,820
Noninterest Income	$1,623	$1,474	$4,690	$3,800
Noninterest Expense	$8,995	$7,266	$26,467	$19,539
Income Before Income Tax	$5,636	$4,435	$16,156	$11,783
Income Tax	$1,926	$1,404	$5,632	$3,795
Net Income	$3,710	$3,031	$10,524	$7,988
Basic Earnings Per Share*	$0.41	$0.34	$1.15	$0.92
Diluted Earnings Per Share*	$0.39	$0.34	$1.11	$0.90
Basic Weighted Average Shares Outstanding*	9,143	8,804	9,137	8,709
Diluted Weighted Average Shares Outstanding*	9,577	9,035	9,522	8,898

BALANCE SHEET	September 30, 2003	December 31, 2002	September 30, 2002
Total Assets	$994,292	$916,831	$899,043
Loans	$830,203	$764,938	$752,457
Securities	$41,535	$48,173	$40,464
Deposits	$874,609	$766,335	$759,428
Borrowings	$19,962	$63,696	$55,485
Shareholders’ Equity	$92,326	$81,130	$77,973
Book Value Per Share*	$10.08	$9.12	$9.67
Tangible Book Value Per Share*	$8.44	$7.41	$7.77

FINANCIAL RATIOS: (Annualized)	YTD September 30, 2003	YTD September 30, 2002
Return on Average Assets	1.51%	1.47%
Return on Average Equity	16.29%	13.64%
Efficiency Ratio	57.28%	55.60%
Operating Expense to Average Assets	3.79%	2.02%
Net Interest Margin to Average Earning Assets	6.43%	6.11%

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AWBC – 3Q2003 Earnings

October 23, 2003

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ALLOWANCE FOR LOAN LOSSES:
($ in thousands, except per share)	September 30, 2003	September 30, 2002
Balance Beginning of Period	$10,272	$7,502
Provision for Loan Losses	$3,583	$3,820
Net (Charge Offs)/Recoveries	$(2,014)	$(2,317)
Balance End of Period	$11,841	$9,005
Allowance for Loan Losses to Total Loans	1.41%	1.20%
Allowance for Loan Loss to Nonperforming Loans	85.40%	41.29%

NONPERFORMING ASSETS:
($ in thousands, except per share)	September 30, 2003	December 31, 2002	September 30, 2002
Accruing Loans – 90 days past due	$1,515	$244	$1,727
Nonaccrual Loans	$12,350	$13,315	$11,717
Total Nonperforming Loans	$13,865	$13,559	$13,444
Other Real Estate Owned/Foreclosed Assets	$8,675	$7,873	$8,363
Total Nonperforming Assets	$22,540	$21,432	$21,807
Total Nonperforming Assets to Total Assets	2.27%	2.34%	2.43%

*	All per share figures have been adjusted for a 10% stock dividend issued February 14, 2003.